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                                                                   EXHIBIT 10.33


                                  BRUNO'S, INC.
                                 RETENTION PLAN


1. PURPOSE AND TERM. This Bruno's, Inc. Retention Plan ("Plan"), effective as of January 28, 1998 ("Effective Date"), temporarily supplements key employees' salaries to maintain competitive compensation levels during their continued employment with Bruno's, Inc. ("Company"). The Plan shall expire as of January 29, 2000, but may be extended for an additional year by the Compensation Committee of the Board of Directors of the Company ("Compensation Committee") at its sole discretion.

2. ELIGIBILITY AND PARTICIPATION. Each key employee who is determined by the Company to be eligible to participate in the Plan shall become a participant upon written notice by the Company addressed to such key employee, i.e., participation letter. The participation letter shall set forth the amount of retention bonus applicable to a participant and may set forth any additional terms and conditions of participation as the Company may, in its sole discretion, determine.

3. TERMINATION OF PARTICIPATION. An employee's participation in the Plan shall automatically terminate, without notice to or consent of such employee, upon the first to occur of the following events with respect to such employee:

         (a)      termination of employment,

         (b)      death,

         (c) disability (as determined for purposes of the Company's long-term disability plan), or

         (d) any other termination event explicitly described in his or her participation letter.

4.       AMOUNT OF RETENTION BONUS.

         (a) The amount of the retention bonus to which any participant is entitled under the Plan in any fiscal year shall be set forth in the participant's participation letter and shall be a percentage (not exceeding 125% for any senior officer and 55% for any other key employee) of the participant's annual base salary in effect as of the date of payment (but not less than his or her salary as of the first day of such fiscal year).

         (b) Each participant who is employed by the Company during the entire first six months of a fiscal year shall be entitled to 25% of his or her retention bonus and, if such participant remains employed by the Company for the

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                  last six months of the fiscal year, such participant shall be entitled to 75% of his or her retention bonus.

         (c) Any employee who first becomes a participant during a fiscal year shall be entitled to his or her retention bonus if such participant remains employed by the Company on the last day of such fiscal year; provided, however, that the Company may, in its sole discretion, provide for an earlier payment of 25% or less of his or her retention bonus as of any earlier date designated in writing by the Company.

5. PAYMENTS UPON TERMINATION. Subject to Section 6 hereof, a participant (or participant's estate) shall be entitled to a pro rata portion (based on completed calendar days) of the full amount of his or her retention bonus for any fiscal year, less any retention bonus received for such fiscal year, if during such fiscal year any of the following events occurs with respect to such employee: termination of employment by the Company without cause (as defined below), resignation by such employee for good reason (as defined below), death, disability (as determined for purposes of the Company's long-term disability plan) or, at the sole discretion of the Company, any other event explicitly described in such employee's participation letter and resulting in a termination of participation in the Plan.

         "Cause" means any act or any failure to act on the part of a participant which constitutes:

         (a) willful malfeasance or willful misconduct by the participant in connection with his employment which is injurious to the Company or any of its affiliates or the Board of Directors of the Company or any of its affiliates, including fraud, embezzlement, theft, dishonesty, and property damage,

         (b) willful or grossly negligent material violation of law in connection with or in the course of the participant's duties or employment with the Company or any of its affiliates,

         (c) misdemeanor involving moral turpitude or felony for which the participant is convicted or pleads nolo contendere,

         (d) willful or grossly negligent engagement in any activity competitive with the business of the Company as to which the Company has notified the participant in writing and the participant has not ceased within three business days following such notice,

         (e) failure to follow reasonable directions or instructions of a more senior officer or the Board of Directors of the Company as to which the Company has notified the participant in writing and such failure shall


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                  have continued for a period of three business days after
                  receipt of such notice,

         (f) willful or grossly negligent breach of any stated material employment policy of the Company, or

         (g) willful and wrongful disclosure of confidential information of the Company or any of its affiliates.

         No act or failure to act on the part of a participant shall be deemed to be "willful" if it was due primarily to an error in judgment or negligence.

         "Good Reason" means any of the following events with respect to a participant:

         (a) any reduction in the participant's base salary or target bonus opportunity,

         (b) any material reduction by the Company of the participant's duties, authority, support or responsibilities (except in connection with the participant's termination for cause, disability or resignation for good reason),

         (c) any change in the participant's principal work location of more than 35 miles from his or her principal work location as of the Effective Date, or

         (d) any reduction in the participant's employee benefits other than changes approved in writing by the Chief Executive Officer of the Company on the Effective Date.

6. CHANGE IN CONTROL. Upon a participant's termination of employment without cause or resignation for good reason in contemplation of, on or after a change in control of the Company, the participant shall be entitled to receive an amount equal to the retention bonuses that would have been payable (and have not yet been paid) if the participant had remained employed through the term of the Plan. A termination of employment without cause or resignation for good reason within three months prior to a change in control of the Company shall be treated as being in contemplation of such change in control. Unless otherwise determined by unanimous vote of the Continuing Directors (as defined below) prior to any change in control, a "change in control of the Company" shall mean and be deemed to have occurred if:

         (a) the Board of Directors of the Company shall adopt a resolution of a plan of liquidation with respect to the Company,

         (b) at any time Continuing Directors (as defined below) shall not constitute a majority of the Board of Directors of the Company, or

         (c) Kohlberg Kravis Roberts & Co. and KKR Associates, L.P. and their respective affiliates (collectively, "KKR") shall at any time not own

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                  directly or indirectly, beneficially and of record, a majority of the outstanding voting stock of the Company.

         The term "Continuing Director" means, at any determination date, an individual (i) who is a member of the Board of Directors of the Company on the Effective Date, (ii) who, at such determination date, has been a member of such Board of Directors for at least the twelve preceding months, (iii) who has been nominated to be a member of such Board of Directors, directly or indirectly, by KKR or persons nominated by KKR, or (iv) who has been nominated to be a member of such Board of Directors by a majority of the other Continuing Directors then in office.

7. PAYMENT. Retention bonuses shall be paid to participants in cash within five business days after they become entitled to such bonuses.

8. ADMINISTRATION. The Company shall administer the Plan through the Compensation Committee, which shall have the power to do all things necessary or convenient to effect the intent and purposes of the Plan, including the power to:

         (a) provide rules for the management, operation and administration of the Plan,

         (b) reasonably construe the Plan in good faith to the fullest extent permitted by law, which shall be final and conclusive upon all persons,

         (c) correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect, and

         (d) make reasonable determinations as to a participant's eligibility for benefits under the Plan, including determinations as to cause.

9. BINDING AUTHORITY. The decisions of the Compensation Committee or its duly authorized delegate shall be final and conclusive for all purposes of the Plan, and shall not be subject to any appeal or review.

10. NON-PROPERTY INTEREST. The Plan is unfunded and all liabilities hereunder shall be unsecured obligations of the Company.

11. OTHER RIGHTS. The Plan shall not affect or impair the rights or obligations of the Company or a participant under any other written contract, arrangement, or pension, profit sharing or other compensation plan, and all amounts payable under the Plan shall be characterized as special bonuses and not as additional


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         salary for purposes of such other contracts, arrangements or plans.

12. AMENDMENT OR TERMINATION. The Plan is not subject to amendment or termination prior to the expiration of the term of the Plan except with respect to a participant who has consented in writing to any such amendment or termination.

13. SEVERABILITY. If any term or condition of the Plan shall be invalid or unenforceable, the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent.

14. NO EMPLOYMENT RIGHTS. Neither the establishment nor the terms of the Plan shall be held or construed to confer upon any employee the right to a continuation of employment by the Company. Subject to any applicable employment agreement, the Company reserves the right to dismiss any employee, or otherwise deal with any employee to the same extent as though the Plan had not been adopted.

15. TRANSFERABILITY OF RIGHTS. The Company shall have the unrestricted right to transfer its obligations under the Plan with respect to one or more participants to any person, including any purchaser of all or any part of the Company's business. No participant or spouse of a participant shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the participant may have at any time to receive payments of benefits hereunder, which benefits and the right thereto are expressly declared to be nonassignable and nontransferable, except to the extent required by law. Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a participant shall (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the participant to any portion of the Plan benefits not previously paid.

16. GOVERNING LAW. The Plan shall be construed, administered, and enforced according to the laws of the State of Alabama, except to the extent that such laws are preempted by the federal laws of the United States of America.


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